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                         October 14, 2022

       William S. Demchak
       Chairman, President and Chief Executive Officer
       PNC Financial Services Group, Inc.
       The Tower at PNC Plaza
       300 Fifth Avenue
       Pittsburgh, Pennsylvania 15222-2401

                                                        Re: PNC Financial
Services Group, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 16,
2022
                                                            File No. 001-09718

       Dear William S. Demchak:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program